Exhibit 99.1

QTS Realty Trust to Acquire Carpathia Hosting

Move Enhances Data Center Leader’s Integrated Real Estate and Technology Services Platform

Overland Park, Kan. – May 6, 2015 – QTS Realty Trust (NYSE: QTS) announced today that it has reached an agreement to acquire Virginia-based colocation, cloud and managed services provider, Carpathia Hosting, Inc. for approximately $326 million. Carpathia is a leading hybrid cloud services and Infrastructure-as-a-Service (IaaS) provider offering a high level of security and compliance solutions to sophisticated enterprise customers and federal agencies.

The transaction strengthens QTS’ existing, fully integrated real estate and technology services platform, known as QTS’ 3C’s: custom data center (C1), colocation (C2) and cloud and managed services (C3). The combined companies will service over 1,000 customers in North America, Europe and Asia Pacific.

“Carpathia will be a great complement to our existing platform, enhancing and expanding our premium product and service offering, while delivering added value to customers, shareholders and employees,” said Chad Williams, Chief Executive Officer – QTS. “The addition of Carpathia, with its seasoned management team, will accelerate QTS’ already industry-leading performance, and further strengthen QTS’ unique integrated technology services platform that enterprise customers increasingly require.”

The transaction will provide a number of strategic benefits to QTS, including:

•	Enhances QTS’ proven and well established 3C integrated services platform with additional scale and product mix in C2 and C3
•	Accelerates QTS’ federal business through Carpathia’s strong momentum with federal agencies and the ability to leverage this business with QTS’ Richmond mega data center
•	Adds access to government business through numerous federal Authorizations to Operate (ATOs) with federal civilian and DoD agencies, and a Provisional ATO from the FedRAMP Joint Authorization Board (JAB)
•	Provides highly complementary capabilities in security and compliance solutions designed for sophisticated enterprise and federal customers
•	Deepens the QTS customer base with approximately 230 customers and provides the ability to cross-sell QTS’ infrastructure and Carpathia’s product mix to a combined group of over 1,000 customers
•	Diversifies and expands QTS’ geographic footprint, adding strategic international capabilities
•	Promotes strategic partnership and offering with VMware vCloud® Government Service provided by CarpathiaTM (vCGS)
•	Fosters near term and long term financial benefits including growth, scale, and immediate accretion
•	Expands QTS’ executive ranks to include the Carpathia leadership team

“We admire the leadership position QTS has taken in understanding the evolving needs of the industry and building dynamic solutions to meet customer demand,” said Peter Weber, Chief Executive Officer – Carpathia. “Joining QTS means leveraging common strengths and continuing the development of innovative hybrid cloud solutions for enterprise and public sector customers. Furthermore, the existing Carpathia customer base will benefit significantly from QTS’ world-class mega data center infrastructure for their integrated data center needs.”

Peter Weber will join the QTS executive team as Chief Product Officer. The remainder of the Carpathia executive team will continue to play key roles in further developing and delivering products and services that customers seek and value.

Financial Impact

The transaction is expected to be immediately accretive to QTS, adding an estimated $0.01 per share to OFFO and an estimated $0.10 per share to AFFO in 2015, and adding an estimated $0.10 per share to OFFO and an estimated $0.25 per share to AFFO in 2016. The terms of the agreement call for QTS to purchase Carpathia for approximately $290m, and to take approximately $36m of capital lease obligations, for a total enterprise value of approximately $326m. Carpathia is expected to contribute on a second-half 2015 annualized basis approximately $90m in revenue and approximately $32m in annualized Adjusted EBITDA. In addition, QTS anticipates an additional $2m in synergies to begin to ramp in 2016, resulting in an anticipated purchase price multiple of approximately 9.6x 2015 annualized Adjusted EBITDA, pro forma for synergies. In addition, QTS is expecting to incur approximately $7m in fees and expenses associated with the transaction and approximately $15m one-time integration costs to be incurred through 2016.

QTS expects to finance the transaction through available capacity under the Company’s credit facilities, and will ultimately look to a blend of equity and debt securities to finance the acquisition on a leverage-neutral basis.

The transaction is expected to close mid-year 2015, subject to the fulfillment of customary closing conditions.

Management will host a call Wednesday, May 6, 2015 at 4 p.m. Central / 5 p.m. Eastern with additional details surrounding the transaction. The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 3726112 and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

Financial and Legal Advisors

Deutsche Bank Securities Inc. acted as lead financial advisor and TD Securities acted as financial advisor to QTS. Hogan Lovells acted as legal advisor to QTS. Credit Suisse acted as exclusive financial advisor to Carpathia’s controlling shareholder, Spire Capital Partners, and Dentons acted as legal advisor to Carpathia and Spire Capital Partners.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading national provider of data center solutions and fully managed services and a leader in security and compliance. The company offers a complete, unique portfolio of core data center products, including custom data center (C1), colocation (C2) and cloud and managed services (C3), providing the flexibility, scale and security needed to support the rapidly evolving hybrid infrastructure demands of web and IT applications. With 12 data centers in eight states, QTS owns, operates and manages approximately 4.7 million square feet of secure, state-of-the-art data center infrastructure and supports more than 850 customers. QTS' Critical Facility Management (CFM) can provide increased efficiency and greater performance for third-party data center owners and operators. For more information about QTS, please visit www.qtsdatacenters.com, call toll-free 877.QTS.DATA or follow us on Twitter @DataCenters_QTS.

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Contact:
Marlena Reed, communications 21 for QTS
404.814.1330
mreed@c21pr.com

QTS Investor Relations Contact:

Jeff Berson, QTS Chief Investment Officer

Chief Investment Officer

ir@qtsdatacenters.com